The foregoing information concerning the Insurer's GIA's is a summary of information provided to the Company by the Insurer, and such summary is qualified in its entirety by reference to such information which may be obtained from the Company by any Participant upon written or oral request directed to the Company's Corporate Controller, Quaker Chemical Corporation, Elm and Lee Streets, Conshohocken, Pennsylvania 19428 (610-832-4000).

                       III.  U.S. STOCK ACCOUNT

    This investment option is an account the assets of which are invested in the U.S. Stock Account (Separate Account A), a pooled investment account invested in U.S. securities, primarily common stocks ("Separate Account A"). Separate Account A is managed by Invista Capital Management, Inc., a registered investment adviser ("Invista"). Invista is the wholly-owned subsidiary of Principal Mutual Life Insurance Company, which owns the assets of Separate Account A.

    According to information provided to the Company by the Insurer, the objective of Separate Account A is to earn a long-term rate of return greater than the average rate of return for stocks in general. However, Participants should understand that there can be no assurance that the objective of Separate Account A will be achieved.

    The following table sets forth for the respective periods indicated the ending value of a single $10,000 invested in Separate Account A at the beginning of the period, compared with the corresponding values for the Dow Industrials and the Standard & Poors 500 ("S&P 500").

         PERIOD ENDED                  SEPARATE          DOW
         SEPTEMBER 30, 1995           ACCOUNT A*     INDUSTRIALS*    S&P 500*
         ------------------           ----------     ------------    --------
     3 months....................       $10,832         $10,578       $10,795
     12 months...................        12,081          12,794        12,974
     5 years.....................        22,307          22,632        22,142
     10 years....................        37,854          49,680        44,258

---------------
* The amounts reflected for the Dow Industrials and S&P 500 do not have any investment or brokerage expense deducted from them, while the amounts reflected for Separate Account A are net of the applicable investment management fee which is not paid by the Company but is charged against the assets of Separate Account A.

    The following table sets forth as of December 31, 1994, 1993 and 1992, respectively, information provided to the Company by the Insurer concerning the ending values of a single $10,000 invested in Separate Account A on the respective investment dates indicated:

                                                          ENDING VALUE AT
         INVESTMENT DATE             INVESTMENT PERIOD   DECEMBER 31, 1994
         ---------------             -----------------   -----------------
      January 1, 1994..............       One Year            $10,026
      January 1, 1993..............       Two Years            10,975
      January 1, 1992..............       Three Years          12,006

                                                          ENDING VALUE AT
         INVESTMENT DATE             INVESTMENT PERIOD   DECEMBER 31, 1993
         ---------------             -----------------   -----------------
      January 1, 1993..............       One Year            $10,943
      January 1, 1992..............       Two Years            11,970
      January 1, 1991..............       Three Years          16,500

                                                          ENDING VALUE AT
         INVESTMENT DATE             INVESTMENT PERIOD   DECEMBER 31, 1992
         ---------------             -----------------   -----------------
      January 1, 1992..............       One Year            $10,936
      January 1, 1991..............       Two Years            15,074
      January 1, 1990..............       Three Years          14,018

    According to information provided to the Company by the Insurer, except for small amounts held in money market investments for normal cash flow purposes, Separate Account A is kept fully invested in stocks through all
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